News Release (NYSE:RPT)

RPT REALTY
ANNOUNCES THE APPOINTMENT OF RICHARD FEDERICO
TO ITS BOARD OF TRUSTEES

NEW YORK, Dec. 04, 2018 - RPT Realty (NYSE:RPT) (the “Company”) announced today the appointment of Richard L. Federico to its Board of Trustees.

“Rick is one of the leading hospitality and food service minds in the country with a tremendous track record of success. As hospitality becomes a more prevalent component of our centers, Rick will add tremendous value to the board and to the RPT organization,” said Brian Harper, President and Chief Executive Officer. “Rick’s addition follows the recent election of Andrea Weiss to the Board of Trustees as we continue to refresh our organizational capabilities in response to the evolving retail landscape.”

Richard L. Federico currently serves as Non-Executive Chairman of P.F. Chang’s China Bistro Inc., a position he has held since February 2016. He previously served as the Chairman and Chief Executive Officer or Co-Chief Executive Officer of P.F. Chang’s from September 1997 to March 2015 and as Executive Chairman from March 2015 to February 2016. Mr. Federico joined P.F. Chang’s as President in 1996, when he also began his service on its Board of Directors. Prior to joining P.F. Chang’s, Mr. Federico held a number of leadership positions in the restaurant industry including roles at Steak & Ale, Orville Beans and Bennigan’s restaurants, Grady’s Goodtimes, and Brinker International.

Mr. Federico has served on the Domino’s Pizza, Inc. Board of Directors since February 2011 and is a member of its Audit and Compensation Committees. He also sits on the boards of several private companies in the food industry and was previously the Chairman of the Board of Directors of Jamba, Inc. Mr. Federico is a Founding Director of Chances for Children.

About RPT Realty
RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's locally-curated consumer experiences reflect the lifestyles of its diverse neighborhoods and match the modern expectations of its retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange under the ticker symbol RPT. As of September 30, 2018, the Company's portfolio consisted of 57 shopping centers (including one shopping center owned through a joint venture) representing 13.8 million square feet. As of September 30, 2018, the Company’s aggregate portfolio was 94.2% leased. For additional information about the Company please visit http://rptrealty.com.
Contact Information
Vin Chao
Vice President of Finance
vchao@rptrealty.com
(212) 221-1752